Exhibit 10.141

Private and Confidential

DATED

14th September 2020

EMPLOYMENT CONTRACT

between

ARRIVAL LIMITED

And

Denis Sverdlov

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(a)(6) of Regulation S-K. This information is not material and disclosure of such information would constitute an unwarranted invasion of personal privacy. “[*]” indicates that information has been redacted.

Private and Confidential

THIS EMPLOYMENT CONTRACT (the “CONTRACT”) is made on 14th September 2020

PARTIES

(1)	Arrival Limited incorporated and registered in England and Wales with company number 09475811 whose registered office is Beaumont House, Avonmore Road, London, W14 8TS (“Arrival” or “we”).

(2)	Denis Sverdlov (the “Employee” or “you”) of [*].

Agreed terms

1.	DEFINITIONS

1.1	The following definitions apply in this Contract.

“Appointment” means your employment by Arrival on the terms of this Contract.

“Arrival Policies” means Arrival’s policies and procedures as amended from time to time.

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

“Commencement Date” means 14th September 2020.

“Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of Arrival/any Group Company for the time being confidential to Arrival/any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of Arrival/any Group Company or any such company’s business contacts, including in particular (by way of illustration only and without limitation):

•

details of the requirements of contractors (whether they be clients, suppliers, consultants or other contractors) of Arrival/any Group Company, including the fees and commissions charged to or by them and the terms of business with them;

•	any information or document relating to Arrival’s or any Group Company’s expansion plans, business strategy and marketing plans;

•	Arrival’s or any Group Company’s financial information, results and forecasts;

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•	Arrival’s or any Group Company’s employees and officers and of the remuneration and other benefits paid to them;

•	any incident or investigation relating to Arrival’s or any Group Company’s operations and business;

•	information relating to pitches and tenders contemplated, offered or undertaken by Arrival or any Group Company;

•	confidential reports or research commissioned by or provided to Arrival or any Group Company;

•	any confidential transactions or potential investment in Arrival or any Group Company;

•

the current or future operations, plans, designs, drawings, mock-ups, renders, products, part-products, components, know-how, trade secrets or intellectual property (registered or unregistered) of Arrival or any Group Company;

•	details of any project on software development or any information relating to the production methods, tools, and techniques used by Arrival or any Group Company in the course of its business;

•	information relating to the research activities, inventions, secret processes, designs formulae and product lines undertaken by or on behalf of Arrival or any Group Company; and

•	any information which you are told is confidential and any information which has been given to Arrival or any Group Company in confidence by clients, suppliers or other persons.

“Employment Inventions” means any Invention made wholly or partially by you at any time during the course of your employment with Arrival (whether or not during working hours or using Arrival premises or resources, and whether or not recorded in material form).

“Employment IPRs” means Intellectual Property Rights created wholly or partially by you in the course of your employment with Arrival (whether or not during working hours or using Arrival premises or resources and whether or not recorded in material form).

“Group Company” means any firm, company, corporation or other organisation which, directly or indirectly, is controlling, is controlled by, or is under common control with, Arrival.

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“Incapacity” means any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

“Restricted Customer” means any firm, company or person who, during the 12 month(s) before Termination, was a customer or prospective customer of or was in the habit of dealing with Arrival and with whom you had contact or about whom you became aware or were informed of in the course of your employment.

“Restricted Person” means anyone employed by Arrival (but not including any employee who carried out a purely administrative support role) and with whom you dealt with in the 12 month(s) before Termination in the course of your employment.

“Restricted Supplier” means any business concern who supplies Arrival or any Group Company with parts or components or services for (a) any electric vehicle Arrival or any Group Company is manufacturing, producing, selling or licensing; or (b) factories.

“Termination” means the termination of your employment with Arrival howsoever caused.

2.	APPOINTMENT

2.1

Your Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Contract, until terminated by either party giving the other not less than three month’s prior written notice.

2.2

Arrival may require you (as part of your duties of employment) to perform duties or services not only for Arrival but also for any Group Company where such duties or services are of a similar status to or consistent with your position with Arrival. Arrival may at its sole discretion assign your employment to any Group Company on the same terms as set out, or referred to, in this Contract.

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3.	EMPLOYEE WARRANTIES AND EXCLUSIVITY OF SERVICE

3.1

You represent and warrant to Arrival that you are not subject to any Contract, arrangement, contract, understanding or court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing your employment duties, or any of them, in accordance with the terms of this Contract.

3.2	You warrant that you are entitled to work in the United Kingdom without any additional approvals and that you will notify Arrival immediately if you cease to be so entitled during the Appointment.

3.3

You must not, without the written consent of Arrival, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organisation.

4.	DUTIES

4.1

You are employed as Chief Executive. You may be required to undertake other duties from time to time as we reasonably require. You undertake to work to the best of your ability and to use your best endeavours to promote, develop and extend Arrival’s business and interests. Arrival requires the highest standards from you in your performance of your work and your general conduct. You shall not work for anyone else while you are employed by Arrival.

4.2	During the Appointment you shall:

(a)	act in the best interests of Arrival at all times;

(b)	be diligent, honest and ethical in the performance of your duties and during working hours devote the whole of your time, attention and abilities to Arrival unless prevented by Incapacity;

(c)	diligently exercise such powers and perform such duties as may from time to time be assigned to you by Arrival together with such person or persons as Arrival may appoint to act jointly with you;

(d)	comply with all reasonable and lawful directions given to you by Arrival; and

(e)	promptly make such reports to your line manager as appropriate in connection with the affairs of Arrival on such matters and at such times as are reasonably required.

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4.3

You agree to Arrival monitoring and recording any use that you make of Arrival’s electronic communications systems for the purpose of ensuring that Arrival’s rules are being complied with and for legitimate business purposes.

4.4	You shall comply with Arrival Policies as amended from time to time. To the extent that there is any conflict between the terms of this Contract and Arrival Policies, this Contract shall prevail.

4.5

All documents, manuals, hardware and software provided for your use by Arrival, and any data or documents (including copies) produced, maintained or stored on Arrival’s computer systems or other electronic equipment (including mobile phones), remain the property of Arrival.

4.6

You authorise Arrival, and any agent instructed by Arrival, to access any programme or data held on any computer used by you in the course of performing your duties of employment (and regardless of whether the programme or data is related to your duties of employment).

5.	PLACE OF WORK

5.1

Your normal place of work shall be Arrival Limited, Beaumont House, Kensington Village, Avonmore Road, London W14 8TS or such other place within a reasonable area which Arrival may reasonably require for the proper performance and exercise of your duties.

5.2	You agree to travel on Arrival’s business (both within the United Kingdom and abroad) as may be required for the proper performance of your duties under the Appointment.

5.3	During the Appointment you shall not be required to work outside the United Kingdom for any continuous period of more than one month.

6.	HOURS OF WORK

Your normal working hours shall be 9.00am to 5.30pm on Mondays to Fridays but you will be expected to work such additional hours as the demands of the business require and for the proper performance of your duties. No additional payment will be made for such additional hours.

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7.	SALARY

7.1

Your basic salary is £600,000 per annum which shall accrue from day to day and is payable monthly in arrears by credit transfer on or before the last day of each month, less tax and National Insurance contributions.

7.2

Arrival may on occasion review your pay. There is no contractual entitlement to any pay increase. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.3	Arrival may deduct from the salary, or any other sums owed to you, any money owed to Arrival by you.

8.	EXPENSES

8.1

Arrival shall reimburse all reasonable expenses properly and necessarily incurred by you in the course of the Appointment, subject to the written approval of any expenses from your line manager and you submitting receipts in respect of such expenses. You shall abide by Arrival Policies on expenses as updated from time to time.

8.2	Any credit card supplied to you by Arrival shall be used only for expenses agreed in writing in advance by your line manager in the course of your Appointment.

9.	HOLIDAYS

9.1	In addition to the normal public holidays applicable in England, you shall be entitled to 23 days’ paid holiday in each complete calendar year.

9.2

The office will be closed between Christmas and New Year and you will be entitled to 3 days’ paid holiday during this period. If for any reason you should be required to work any of the days during the period between Christmas and New Year, you will be entitled to the same number of days worked to be taken as holiday in lieu in the following holiday year.

9.3

Arrival’s holiday year runs from 1 January to 31 December each year. If the Appointment commences or terminates part way through a holiday year, your entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest half day. The above entitlement will be pro-rated for part-time members of staff.

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9.4

Holiday shall be taken at such time or times as shall be approved in advance by your line manager. Not more than two weeks’ holiday may be taken at any one time, save at Arrival’s discretion. You are not entitled to carry forward any accrued holiday entitlement from one holiday year to the next unless agreed in advance with the Talent team/your line manager in exceptional circumstances for a maximum of 5 days.

9.5

Pay in lieu of holiday not taken will not be made except (where appropriate) on Termination (except for termination for one of the reasons given as detailed in clause 14 (Termination without notice) or if Arrival exercises its option to require you to stay at home).

9.6

In the event of Termination, you consent to a deduction being made from your salary equivalent to any holiday taken in excess of accrued entitlement. If your final salary payment is insufficient to allow for the whole of any such deduction, you will be required to repay the outstanding amount due to Arrival within one month of Termination.

9.7	If either party has served notice to terminate your Appointment, Arrival may require you to take any accrued but unused holiday entitlement during the notice period.

10.	INCAPACITY

10.1

You shall notify your manager at the earliest opportunity if you are unable to perform your duties due to sickness or injury or other incapacity and in any event by 10.00am on the first day of absence. For periods of absence totalling 7 days or more, you will be required to produce a medical certificate from your doctor stating the reasons for your absence, and subsequent medical certificates for the total duration of your period of absence. You may also be required to produce a medical certificate confirming your fitness to return to work.

10.2

Subject to your compliance with this Contract and Arrival Policies, you shall continue to receive your full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 15 days per annum. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation.

10.3

You agree to consent to medical examinations (at Arrival’s expense) by a doctor nominated by Arrival should Arrival so require. You agree that any report produced in connection with any such examination may be disclosed to Arrival and Arrival may then discuss the contents of the report with the relevant doctor.

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10.4

Any statement made by you or on your behalf and/or any document produced by you or on your behalf relating to your absence from work due to sickness or injury which Arrival reasonably believes to be untrue and/or misleading or to have been falsified will be treated as gross misconduct and may result in your summary dismissal. You will forfeit your entitlement to sick pay for the following reasons, including but not limited to: (i) if you refuse to take a medical examination; (ii) you fail to comply with the notification and certification requirements imposed by Arrival from time to time, (iii) you make or produce any misleading or untrue statement or document as provided above; or (iv) disciplinary proceedings are pending against you.

11.	CONFIDENTIAL INFORMATION

11.1	You acknowledge that in the course of the Appointment you will have access to Confidential Information. You therefore agree to accept the restrictions in this clause 11.

11.2

You shall not, during your employment (except in the proper performance of your duties), nor at any time after its Termination directly or indirectly (a) use for your own purposes or those of any other person; or (b) disclose to any person, company, business or other organisation whatsoever any Confidential Information that belongs to Arrival or any Group Company. This shall not apply to:

(a)	any use or disclosure authorised in writing by Arrival or required by law;

(b)	any information which is already in, or comes into, the public domain other than by way of unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

11.3

You must not publish any article, speak in public or make any communication to the media (including the press, radio, television or the internet) relating to Arrival’s business or to any matter to which Arrival may be concerned without the prior written approval of the Head of the PR Team.

12.	INTELLECTUAL PROPERTY

12.1

You acknowledge and agree that, by virtue of the nature of your duties and the responsibilities arising from your employment, you have, and you shall have at all times whilst you are employed by Arrival, a special obligation to further the interests of Arrival.

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12.2

You acknowledge and agree that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to Arrival upon creation to the fullest extent permitted by law. To the extent that they do not vest in Arrival automatically, you agree to hold them on trust for Arrival without payment by Arrival and shall transfer them promptly upon a request by Arrival.

12.3	You agree:

(a)	to give Arrival full written details of all Employment IPRs and Employment Inventions promptly upon their creation;

(b)

at Arrival’s request and in any event on Termination to give to Arrival all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs and Employment Inventions;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by Arrival; and

(d)	to keep confidential each Employment Invention and Employment IPR unless Arrival has consented in writing to its disclosure by you.

12.4

You hereby irrevocably and unconditionally waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

12.5

You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Contract is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

12.6

You undertake to use your best endeavours to execute all documents and do all acts both during and after your Appointment by Arrival as may, in the opinion of Arrival, be necessary or desirable to vest the Employment IPRs in Arrival, to register them in the name of Arrival and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at Arrival’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. Arrival agrees to reimburse your reasonable expenses of complying with this clause 12.6.

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12.7

You agree to give all necessary assistance to Arrival to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

12.8

You hereby irrevocably appoint Arrival to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for Arrival to obtain for itself or its nominee the full benefit of this clause 12. This power of attorney is given by you as security for your obligations under this clause 12. You acknowledge that a certificate in writing, signed by any director or the secretary of Arrival, that any instrument or act falls within the authority conferred by this Contract shall be conclusive evidence that such is the case so far as any third party is concerned.

13.	PAYMENT IN LIEU OF NOTICE

13.1

Notwithstanding clause 2, Arrival may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying you that Arrival is exercising its right under this clause 13 and that it will make a payment in lieu of notice (Payment in Lieu). This Payment in Lieu will be equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this Contract during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and

(b)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

13.2

You shall have no right to receive a Payment in Lieu unless Arrival has exercised its discretion in clause 13.1. Nothing in this clause 13 shall prevent Arrival from terminating the Appointment for your breach of this Contract.

13.3

Notwithstanding clause 13.1, you shall not be entitled to any Payment in Lieu if Arrival would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 14. In that case Arrival shall also be entitled to recover from you any Payment in Lieu already made.

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14.	TERMINATION WITHOUT NOTICE

14.1

Arrival may terminate your Appointment with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

(a)	are guilty of any gross misconduct;

(b)	commit any serious or repeated breach or non-observance of any of the provisions of this Contract or refuse or neglect to comply with any reasonable and lawful directions of Arrival;

(c)	are in the reasonable opinion of Arrival, negligent and incompetent in the performance of your duties;

(d)

are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(e)	cease to be eligible to work in the United Kingdom;

(f)

are guilty of any fraud or dishonesty or act in any manner which in the opinion of Arrival brings or is likely to bring you or Arrival into disrepute or is materially adverse to the interests of Arrival;

(g)	are in breach of Arrival’s anti-corruption and bribery policy or the anti-harassment and bullying policy; or

(h)	are guilty of a serious breach of any rules issued by Arrival from time to time regarding the acceptable use policy of its electronic communications systems.

14.2

The rights of Arrival under clause 14.1 are without prejudice to any other rights that it might have at law to terminate your Appointment or to accept any breach of this Contract by you as having brought the Contract to an end. Any delay by Arrival in exercising its rights to terminate shall not constitute a waiver thereof.

14.3

On the termination of this Contract the provisions of Clauses 1, 11, 12, 15 to 17, 22, 24 to 29 (inclusive) shall continue in full force and effect and any accrued claims or rights of any party at the time of termination shall not be affected by such termination but otherwise the provisions of this Contract shall cease to be effective.

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15.	GARDEN LEAVE

15.1

Following service of notice to terminate the Appointment by either party, or if you terminate the Appointment in breach of contract, Arrival may by written notice place you on Garden Leave for the whole or part of the remainder of the Appointment.

15.2	During any period of Garden Leave:

(a)	Arrival shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of Arrival;

(b)	Arrival may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as Arrival may decide;

(c)	you shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	you shall remain an employee of Arrival and bound by the terms of this Contract (including any implied duties of good faith and fidelity);

(e)	you shall ensure that your line manager and the Talent team know where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	Arrival may exclude you from any premises of Arrival;

(g)

Arrival may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of Arrival; and

(h)	Arrival may require you to immediately return all Company property (as detailed in clause 16.1(a)).

16.	OBLIGATIONS ON TERMINATION

16.1	On Termination you shall:

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(a)

immediately deliver to Arrival all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of Arrival/any Group Company or its business contacts, any keys, credit card and any other property of Arrival/any Group Company including any car provided to you, which is in your possession or under your control;

(b)

irretrievably delete any information relating to the business of Arrival stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside Arrival’s premises; and

(c)	provide a signed statement that you have complied fully with your obligations under this clause 16.1 together with such reasonable evidence of compliance as Arrival may request.

17.	POST-TERMINATION RESTRICTIONS

17.1	You hereby covenant with Arrival that you shall not (without the prior written consent of Arrival):

(a)

for 6 months after Termination solicit or endeavour to entice away from Arrival the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with Arrival; or

(b)	for 6 months after Termination, offer to employ or engage or otherwise endeavour to entice away from Arrival any Restricted Person; or

(c)

for 6 months after Termination, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or

(d)	for 6 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with Arrival or any business concern which is a Restricted Supplier; or

(e)

for 6 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with Arrival; or

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(f)

at any time after Termination, represent yourself as connected with Arrival in any Capacity, other than as a former employee, or use any registered business names or trading names associated with Arrival.

17.2	None of the restrictions in clause 17 shall prevent you from:

(a)

holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company for investment purposes only, whether or not it is listed or dealt in on a recognised stock exchange; or

(b)	being engaged or concerned in any business concern insofar as your duties of work shall relate solely to geographical areas where the business concerned is not in competition with Arrival.

17.3	The restrictions imposed on you by this clause 17 apply to you acting directly or indirectly; and on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

17.4	The periods for which the restrictions in clause 17 apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.

17.5

If you receive an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 17, you shall give the person making the offer a copy of this clause 17.

17.6

Each of the restrictions in this clause 17 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1

Arrival’s disciplinary and capability procedure which does not form part of your employment contract is set out in Arrival Policies which are available electronically and your line manager will advise you on how to access these documents. Arrival reserves the right to suspend you at any time, with pay, whilst investigating any disciplinary matter or for a health and safety reason and/or to suspend you without pay as a disciplinary matter.

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18.2

Arrival’s grievance procedure which does not form part of your employment contract is set out in Arrival Policies which are available electronically. The purpose of the grievance procedure is to enable you to resolve any problems you may have about any aspect of your employment. You should first discuss any such problem with your line manager and only if you are unable to resolve the matter should you then take the steps set out in the grievance procedure.

19.	PENSION AND LIFE ASSURANCE

19.1

Arrival operates an auto enrolment pension scheme and Arrival will auto-enrol you into this scheme (subject to workplace pension obligations and regulations) and details will be provided to you when you join. Membership of the scheme is subject to the scheme rules as may be amended from time to time and Arrival may replace the scheme with another appropriate pension scheme at any time.

19.2	Arrival will offer you a life assurance scheme of four times your salary (subject to the terms of the scheme) which shall apply to you during your Appointment.

20.	COLLECTIVE CONTRACTS

There is no collective Contract which directly affects the Appointment.

21.	RECONSTRUCTION AND AMALGAMATION

If your Appointment is terminated at any time by reason of any reconstruction or amalgamation of Arrival, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Contract, you shall have no claim against Arrival or any such undertaking arising out of or connected with the termination.

22.	ENTIRE AGREEMENT

22.1

This Contract and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

22.2

Each party acknowledges that in entering into this Contract it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Contract.

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22.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Contract.

22.4	Nothing in this clause shall limit or exclude any liability for fraud.

23.	CHANGES TO YOUR TERMS OF EMPLOYMENT

23.1	Arrival reserves the right to make reasonable changes to your terms of employment. You will be notified in writing of any changes as soon as possible.

24.	COUNTERPARTS

24.1

This Contract may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Contract.

24.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

25.	THIRD PARTY RIGHTS

No one other than a party to this Contract shall have any right to enforce any of its terms.

26.	SEVERANCE

26.1

If any provision of this Contract (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

26.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

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27.	DATA PROTECTION

27.1

You acknowledge and agree that Arrival will process personal data relating to you which is necessary or reasonably required for the proper performance of this Contract and in connection with your employment, including (i) the performance of Arrival’s responsibilities as your employer; (ii) the administration of the employment relationship (both during and after the employment); (iii) the conduct of Arrival’s business; or (iv) where such provision is required by law (including to comply with its obligations regarding the retention of your records). Such data will include, but not be limited to, your employment application (including CV and references), address, bank details, work, holiday and sickness records, next of kin and maternal, parental and paternity information, salary reviews, remuneration details, performance appraisals, disciplinary and grievance information, and other records (which may, where necessary, include special category data relating to your health, any information relating to any criminal charges or convictions and data held for diversity monitoring purposes). Your right to access to such data is as prescribed by law. For more information, please see our Data Privacy Policy.

27.2

Arrival may disclose your personal data to third parties where necessary or reasonably required including without limitation payroll agencies, benefit (including pension) providers, HMRC, Arrival’s professional advisers, other Group Companies and any potential purchaser of the business. In certain circumstances, it may be necessary to transfer such personal data outside of the European Economic Area.

28.	GOVERNING LAW

This Contract and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

29.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Contract or its subject matter or formation (including non-contractual disputes or claims).

Signed for and on behalf of Arrival Limited

by	/s/ Tim Holbrow

Accepted and Agreed

Signed by Denis Sverdlov		/s/ Denis Sverdlov
Signature